EX-10.1

July 2, 2015

Paolo Pirjanian
1870 Maginn Drive
Glendale, CA 91202

Re:    Separation Agreement

Dear Paolo:
This sets forth the terms and conditions associated with the ending of your employment with iRobot Corporation (“iRobot” or the “Company”). iRobot would like to make this transition as smooth as possible including by reaffirming the Seller’s Noncompetition and Nonsolicitation Agreement dated September 14, 2012 that you entered into with the Company (the “Noncompetition Agreement”). With that in mind, and although you are not otherwise entitled to severance pay, benefits or accelerated equity in connection with your resignation from employment, the Company is proposing this Separation Agreement (the “Agreement”).

1.	Transition Period

If you enter into and comply with this Agreement, your employment with the Company shall end effective October 9, 2015, unless you or the Company elect to end it on an earlier date in accordance with this Agreement. For purposes of this Agreement, your actual last day of employment, whether it is October 9, 2015 or an earlier date, shall be referred to as the “Termination Date”. The time period between today's date and the Termination Date shall be referred to as the “Transition Period”.
The period between the date of this letter and August 14, 2015 shall be Phase 1 of the Transition Period. During Phase 1, you will continue to serve as the Company’s CTO and shall perform duties and responsibilities associated with that position including by assisting with transitional matters to the extent requested by the Company’s CEO. The period between August 15 and the Termination Date shall be referred to as Phase 2 of the Transition Period. During Phase 2, you will no longer hold the position of CTO but, instead, will perform services on a 60% schedule as a Senior Advisor. As Senior Advisor, you will perform duties and responsibilities and projects as requested by the Company’s CEO.
You will continue to receive your full salary during Phase 1 and you will receive 60% of your salary during Phase 2. During the entire Transition Period you will continue to be eligible for Company benefits and to vest in your outstanding equity awards. Notwithstanding the preceding, you and the Company may mutually agree to alter the nature or scope of your duties and responsibilities during the Transition Period and/or the Company may elect to place you on inactive “garden leave” for part of the Transition Period and any such change will not affect this Agreement.

2.	Ending of Employment

In connection with the ending of your employment and regardless of whether you sign this Separation Agreement: (i) the Company will pay your salary through the Termination Date; (ii) the Company shall reimburse you for any outstanding, reasonable business expenses that you incur on the Company’s behalf through the Termination Date (provided the Company receives appropriate documentation in accordance with the Company’s reimbursement policies); (iii) your eligibility to participate in the Company’s health and dental coverage will end on the Termination Date (provided you will have an opportunity to continue your health, dental and vision insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of l985 (“COBRA”)); (iv) your eligibility to participate in any other employee benefit plans and programs of the Company will cease on the Termination Date in accordance with the terms and conditions of those plans; and (v) subject to this Agreement, your outstanding equity awards will vest through the Termination Date and the terms of your equity awards shall be governed by the Company’s equity award plans and associated award agreements (collectively the “Equity Documents”).

3.	Resignation from All Positions

To the extent the ending of your relationship with the Company or any Company affiliate is not effectuated by your termination of employment, you hereby resign from all other affiliations that you have with the Company or any of its affiliates, effective on the Termination Date. You agree to execute any reasonably requested resignation letters to confirm any such resignations.

4.	Conditions/Accelerated Vesting

To receive Accelerated Vesting, you must satisfy the following Conditions, you: (a) execute not revoke and comply with this Separation Agreement; (b) return all property, equipment, confidential information and documentation of the Company; (c) comply with any noncompetition, inventions and/or nondisclosure obligations that you have to the Company, pursuant to applicable law and the Noncompetition Agreement; (d) do not resign (unless the Company’s CEO consents in advance in a signed writing) nor are you terminated by the Company for Cause (as defined in the October, 2012 Severance/Change in Control Agreement you entered in into with the Company), prior to October 9, 2015; and (e) provide a signed, written resignation of your status as an officer, including, without limitation, an Executive Officer, of the Company and, if applicable, its subsidiaries. Notwithstanding anything in this Agreement to the contrary, (i) no Accelerated Vesting will occur until after this Separation Agreement becomes fully effective, and; (ii) if you violate any of the terms of this Agreement, including the provisions that have been incorporated by reference, in addition to all other legal and equitable remedies, the Company shall have the right to clawback the value of the Accelerated Vesting including by forfeiture and/or disgorgement of gains. The clawback right will expire on October 1, 2017.
In the event the Company exercises its clawback it will notify you in writing and you agree to provide the Company with information about the status and/or transaction history of the shares that that you received through Accelerated Vesting.
Provided you satisfy each of these Conditions, and effective upon the Termination Date, the Company shall partially accelerate the vesting of certain of your outstanding equity grants as set forth in Schedule A (the “Accelerated Vesting”). If you do not enter into and comply with this Agreement, your vesting will cease on the Termination Date and no acceleration will apply. In either event, the grants will continue to be governed by the Equity Documents.

5.	Release of Claims

In consideration of, among other things, the Accelerated Vesting, you irrevocably and unconditionally release and forever discharge the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current, future and former managers, members, partners, officers, directors, shareholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Separation Agreement, you have ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, the complete release of all Claims of or for: breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law (including, without implication of limitation, under Massachusetts General Law Ch. 151B, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, and the Family and Medical Leave Act);the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the California Fair Employment and Housing Act; defamation or damage to reputation; reinstatement; punitive or emotional distress damages; equity compensation or other forms of compensation; and attorney’s fees and costs for wages, back or front pay, bonuses, severance pay, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, § 148-150C, or otherwise.

You understand that this general release of Claims extends to any and all claims through the date you sign this Agreement, including all claims related to your employment by the Company and your separation from employment, and provided this release shall not be construed as a waiver of any rights you may have with respect to indemnification or fiduciary insurance.
You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

It is expressly agreed that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.

6.	Return of Property

Upon request by the Company but, in any event on or before the Termination Date you will return to the Company all property of the Company, including, without limitation, keys and access cards, computer equipment, software licensed to the Company, files and any documents (including computerized data and any copies) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). You also commit that, upon request by the Company you will delete and finally purge any duplicates of files or documents that may contain the Company’s information from any non-Company computer, Smartphone device or other device that remains your property after the Date of Termination, unless expressly authorized to keep duplicates of some of these materials. In any event, if you later discover that you continue to retain any such property, you shall return it to the Company immediately.

7.	Noncompetition Agreement

You acknowledge and agree that the Seller Noncompetition Agreement is and shall remain in full force in effect in accordance with its terms both independently as a standalone agreement and it is hereby incorporated by reference as a material term of this Agreement.

8.	Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or their respective products or services, or any of the Company’s current, future or former managers, members, partners, officers, directors, shareholders, employees or agents. The obligations set forth herein shall not in any way affect your obligation to testify truthfully in any legal proceeding. For the avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit you from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that you reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.

9.	Taxes

All payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations. Nothing herein shall be construed to mean that the Company shall compensate you for tax‑related payments or liabilities.

10.	Legally Binding; Advice of Counsel

This Agreement is a legally binding document, and your signature will commit you to its terms. You acknowledge that you have it carefully read and fully understand all of the provisions of this Agreement, that the Company has advised you to consult with counsel prior to entering into this Agreement, and that you are voluntarily entering into this Agreement.

11.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company except those promises and representations as provided in this Agreement.

12.	Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Noncompeition Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.	Waiver or Amendment

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. No amendment to any provision of this Agreement shall be effective unless made in writing and signed by all of the parties to this Agreement.

14.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company.

15.	Entire Agreement

This Agreement along with the Noncompetition Agreement and the Equity Documents (as modified by this Agreement) constitutes the entire agreement between you and the Company relating to the subject matter herein. This Agreement supersedes any previous agreements or understandings between you and the Company or any of their affiliates, including, without limitation, the September 14, 2012 employer letter and the October, 2012 Severance/Change in Control Agreement, to which you acknowledge and agree you are not entitled to any payments or benefits. You further acknowledge and agree that, expect as specifically set forth herein, you are not entitled to any other payments or benefits from the Company.

16.	Time for Consideration; Effective Date

You acknowledge that you have been provided with the opportunity to consider this Agreement for twenty-one (21) days before signing it. To accept this Agreement, you must return a signed original of this Agreement so that it is received by Russell J. Campanello, Vice President Human Resources and Corporate Communications, iRobot Corporation, on or before the expiration of this twenty-one (21) day period. If you sign this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. You and the Company agree that any changes or modifications to this Agreement shall not restart the twenty-one (21) day period. For a period of seven (7) days from the day of the execution of this Agreement, you shall retain the right to revoke this Agreement by written notice that must be received by Mr. Campanello before the end of such revocation period. This Agreement shall become effective on the business day immediately following the expiration of the revocation period (the "Effective Date"), provided that you do not revoke this Agreement during the revocation period.

17.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.
Please indicate your agreement to the terms of this Agreement by signing and returning the original of this letter to the undersigned within the time period set forth above.

Agreed to by:
IROBOT CORPORATION
By:

/s/ RUSSELL J. CAMPANELLO	July 2, 2015
Russell J. Campanello Executive Vice President Human Resources and Corporate Communications	Date

/s/ PAOLO PIRJANIAN	July 2, 2015
Paolo Pirjanian	Date

Schedule A
				Vested and/or exercised through 10/9/15 under original vesting schedule	Shares to vest through 12/7/15 to be accelerated as of 10/9/15

Grant #	Type	Grant Date	Total Granted
E0000101	EVOL/ISO	10/1/2012	27,299	22,335	1,241
00003008	NQ	12/7/2012	100,000	68,750	6,250
00003023	RSU	12/7/2012	30,000	15,000	7,500
			157,299	106,085	14,991